March 22, 2006



Credit Suisse Capital Funds
466 Lexington Avenue
New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel to Credit Suisse Capital Funds (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, in connection with the Trust's establishment of three (3) new funds, Credit Suisse Long-Short Market Neutral Fund, Credit Suisse Total Return Global Fund and Credit Suisse U.S. Multi-Cap Research Fund (collectively, the "Funds").

We have examined copies of the Trust's Declaration of Trust, as amended to the date hereof (the "Declaration"), the Trust's By-Laws as amended to the date here of (the "By-Laws"), the Trust's Registration Statement on Form N-1A relating to the Funds (Securities Act File No. 33-03706 and Investment Company Act File No. 811-04604), as amended (the "Registration Statement"), and all resolutions adopted by the Trust's Board of Trustees at a meeting held on February 16, 2006 relating to the Funds. We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of each of the Funds, par value $.001 per share (the "Shares"), when and if duly sold, issued and paid for in accordance with the terms of the Declaration, the By-Laws and the Registration Statement, will be validly and legally issued and will be fully paid and non-assessable shares of beneficial interest of the Trust, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations. Our opinion is based on the following assumptions:
(i) at the time of sale, such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Declaration, as amended to the date of issuance; and
(iii) resolutions of the Board of Trustees authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

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Credit Suisse Capital Funds
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We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement, to the reference to us in the statement of additional information included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. We are not experts with respect to the laws of the Commonwealth of Massachusetts. Accordingly, in rendering the opinions set forth above we have relied with your consent on the opinion of Sullivan & Worcester LLP, special Massachusetts counsel to the Trust, as to all matters of Massachusetts law, which opinion is attached hereto.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP